Exhibit 99.1

Mesa Labs Reports Third Quarter Results

Lakewood, Colorado, February 10, 2020 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, or “Mesa Labs”) today reported third quarter results for the three months ended December 31, 2019.

Financial Results (amounts in thousands, except per share data)

In comparison to the same quarter in the prior year, third quarter revenues increased 19% to $31,655, operating (loss) income decreased 356% to $(3,381) and net (loss) income decreased 640% to $(4,630) or $(1.06) per diluted share of common stock. As detailed in the Unusual Items table below, operating income for the three months ended December 31, 2019 and 2018 was impacted by unusual items totaling $8,636 and $3,669, respectively. Excluding unusual items in both quarters, operating income would have increased 5% to $5,255 as compared to the same quarter in the prior year.

For the nine months ended December 31, 2019, in comparison to the same period in the prior year, revenues increased 9% to $83,479, operating income decreased 9% to $6,595 and net income decreased 50% to $3,029 or $0.69 per diluted share of common stock. As detailed in the Unusual Items table below, operating income for the nine months ended December 31, 2019 and 2018 was impacted by unusual items totaling $8,676 and $6,969, respectively. Excluding unusual items for both nine-month periods, operating income would have increased 8% to $15,271 as compared to the same nine-month period in the prior year.

On a non-GAAP basis, in comparison to the same quarter in the prior year, third quarter adjusted operating income1 (“AOI”) decreased 63% to $2,720 or $0.62 per diluted share of common stock. In comparison to the same period in the prior year, adjusted operating income for the nine months ended December 31, 2019 decreased 4% to $18,076 or $4.09 per diluted share of common stock. As detailed in the Unusual Items table below, AOI for both the three and the nine months ended December 31, 2019 were impacted by unusual items totaling $6,294 and $6,334, respectively while AOI for the nine months ended December 31, 2018 was impacted by an unusual item totaling $3,330. Excluding the unusual items for the third quarter and both the nine months ended December 31, 2019 and 2018, adjusted operating income would have increased 22% to $9,014 and 11% to $24,410 for the three and nine months ended December 31, 2019, respectively as compared to the same periods in the prior year.

Total revenues, excluding the Cold Chain Packaging division which we exited during the quarter ended December 31, 2019 increased 28% and 14%, respectively, for the three and nine months ended December 31, 2019. Organic revenues growth was 2% and 3%, respectively ((5%) and (2%) including Packaging) for the quarter and nine months ended December 31, 2019.

Division Performance

●

Sterilization and Disinfection Control (37% of revenues in 3Q20) delivered lower than desired total and organic growth equaling 1% for the quarter. However, orders were strong as we built backlog in the quarter. Increased backlog was due primarily to changing vendors for certain raw materials and the completion of product level re-validation. All re-validation efforts were completed during the quarter and as such, we expect to decrease the backlog during the fourth quarter. Gross margin percentage increased 150 basis points primarily as a result of operational efficiencies.

●

Instruments (32% of revenues in 3Q20) had a solid quarter with organic revenues growth of 2% and total growth of 7% driven by the acquisition of and strong performance at IBP. Gross margin percentages expanded across nearly all product lines enabling segment gross margin percentage to expand by 170 basis points.

●

Biopharmaceutical Development (18% of revenues in 3Q20) revenues and gross margin percentage (excluding the impact of purchase accounting) performed in line with expectations for the two months we owned Gyros Protein Technologies Holding AB (“GPT”) in the quarter. We are still targeting between $37,000 to $40,000 of revenues and gross margin percentages in the mid to high 60’s for the first twelve months after the acquisition.

●

Cold Chain Monitoring (13% of revenues in 3Q20) had a solid topline quarter with revenues growth of 11% in total which included 6% organic growth. Gross margin percentage, however, contracted by 910 basis points and as a result, we are working to improve service utilization, mitigate sourcing cost increases, and better align customer level pricing.

●	Cold Chain Packaging (0% percent of revenues in 3Q20) was exited fully in the quarter with revenues contracting by 89% while gross margin percentage contracted by 210 basis points.

Executive Commentary

“Operating performance was steady in the third quarter with year over year organic revenues growth of 2% while gross margin percentage held essentially flat when excluding Packaging and Biopharmaceutical Development from both figures. Cold Chain Monitoring revenues continued solid growth in the quarter, but we are not growing profitability in line with revenues in the way we had planned, and as a result, Cold Chain Monitoring execution will remain an area of focus,” said CEO Gary Owens.

“The integration of GPT and its execution was on plan for the quarter. After three months together we are excited about GPT’s growth prospects, our ability to provide innovative solutions to the Biopharmaceutical Development market, the impact that The Mesa Way can have on enabling the division’s growth, and the opportunity it opens for expansion in the future,” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill and long-lived assets. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited except for the information as of March 31, 2019)

Consolidated Condensed Statements of Operations

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Revenues	$31,655	$26,682	$83,479	$76,689
Cost of revenues	16,978	11,048	37,187	31,387
Gross profit	14,677	15,634	46,292	45,302
Impairment loss on goodwill and long-lived assets	276	3,669	298	3,669
Other operating expenses	17,782	10,645	39,399	34,411
Operating (loss) income	(3,381)	1,320	6,595	7,222
Non-operating expense, net	1,822	372	2,774	568
(Loss) earnings before income taxes	(5,203)	948	3,821	6,654
Income tax (benefit) expense	(573)	90	792	572
Net (loss) income	$(4,630)	$858	$3,029	$6,082

Earnings (loss) per share (basic)	$(1.06)	$0.22	$0.73	$1.58
Earnings (loss) per share (diluted)	(1.06)	0.21	0.69	1.51

Weighted average common shares outstanding:
Basic	4,367	3,855	4,142	3,840
Diluted	4,367	4,045	4,418	4,037

Consolidated Condensed Balance Sheets

(Amounts in thousands)	December 31, 2019 (Unaudited)	March 31, 2019
Cash and cash equivalents	$73,979	$10,185
Other current assets	46,724	23,438
Total current assets	120,703	33,623
Property, plant and equipment, net	22,352	22,225
Other assets	280,412	100,919
Total assets	$423,467	$156,767

Liabilities	$189,296	$45,456
Stockholders’ equity	234,171	111,311
Total liabilities and stockholders’ equity	$423,467	$156,767

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Operating (loss) income	$(3,381)	$1,320	$6,595	$7,222
Amortization of intangible assets	2,565	1,716	5,895	5,418
Stock-based compensation expense	3,260	695	5,310	2,424
Impairment loss on goodwill and long-lived assets	276	3,669	276	3,669
Adjusted operating income	$2,720	$7,400	$18,076	$18,733

Adjusted operating income per share (basic)	$0.62	$1.92	$4.36	$4.88
Adjusted operating income per share (diluted)	0.62	1.83	4.09	4.64

Weighted average common shares outstanding:
Basic	4,367	3,855	4,142	3,840
Diluted	4,367	4,045	4,418	4,037

Detail of Unusual Items (Unaudited)

As discussed above, operating (loss) income and adjusted operating income have been impacted by various unusual items during the three and nine months ended December 31, 2019 and 2018. The following table provides detail of such items and reconciles the impact on operating income as reported under GAAP and non-GAAP adjusted operating income. (Amounts in thousands.)

Impact of unusual items on operating (loss) income	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Operating (loss) income as reported under GAAP	$(3,381)	$1,320	$6,595	$7,222

Unusual items – before tax
Non-cash cost of revenues expense associated with the step up to fair value of GPT inventory due to application of purchase accounting	$5,134	$--	$5,134	$--
Non-cash stock compensation expense true-up related to impact of GPT acquisition on outstanding performance stock units	2,066	--	2,066	--
GPT acquisition costs	1,160	--	1,200	--
Non-cash impairment of goodwill and long-lived assets – packaging division	276	3,669	276	3,669
TCPA legal settlement	--	--	--	3,300
Total Impact of unusual items on operating (loss) income – before tax	8,636	3,669	8,676	6,969

Operating income excluding unusual items	$5,255	$4,989	$15,271	$14,191

Impact of unusual items on adjusted operating income	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Adjusted operating income as reported (non-GAAP)	$2,720	$7,400	$18,076	$18,733

Unusual items – before tax
Non-cash cost of revenues expense associated with the step up to fair value of GPT inventory due to application of purchase accounting	$5,134	$--	$5,134	$--
GPT acquisition costs	1,160	--	1,200	--
TCPA legal settlement	--	--	--	3,330
Total impact of unusual items on adjusted operating income – before tax	6,294	--	6,334	3,330

Adjusted operating income excluding unusual items	$9,014	$7,400	$24,410	$22,063

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation and impairment losses on goodwill and long-lived assets. We believe that excluding these non-cash expenses provides the ability to better understand the operations of Mesa Labs.

We provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts and adjusted operating income excluding unusual items in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of operations. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.

Forward Looking Statements

This press release may contain information that constitutes forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. Generally, the words “expect,” “seek,” “anticipate,” “intend,” “plan,” “believe,” “could,” “estimate,” “may,” “target,” “project,” and similar expressions identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include statements relating to revenues and growth, operating results, profit margin pressure, industry conditions, demand, competition, the effects of additional actions taken to become more efficient or lower costs, risks related to the integration of acquired businesses, changes in legal and regulatory matters, the ability to generate additional cash flow, and any events or developments that we expect or anticipate will occur in the future. Management believes that these forward-looking statements are reasonable as and when made. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any of the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K, as amended, for the year ended March 31, 2019, and those included in our subsequent reports filed with the Securities and Exchange Commission.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control challenges in the pharmaceutical, healthcare, industrial safety, environmental and food and beverage industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Biopharmaceutical Development, Instruments and Cold Chain Monitoring) to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about the Company, please visit its website at www.mesalabs.com

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000